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                                                                    Exhibit 99.1

For Further Information Contact:

               Frank R. DiPietro
               Executive Vice President, Finance
               and Chief Financial Officer
               (408) 934-7566

  SIPEX CORPORATION ANNOUNCES COMPLETION OF $12.0 MILLION CONVERTIBLE SECURED
                                NOTE AND WARRANTS

(Milpitas, CA - September 30, 2002) - SIPEX Corporation (NASDAQ: SIPX) today announced that it has completed a $12.0 million private placement of a convertible secured note due in 2007 and a related warrant. Sipex intends to use the proceeds from the note for general corporate purposes.

The note pays a 5.75% coupon and is convertible after one year into Sipex common stock at a conversion price of $7.50 per share. Following the one year anniversary of the issuance of the note, the Company can require the conversion of the note in installments if for a period of time Sipex common stock trades at a price in excess of 150% of the conversion price of $7.50. The private placement also included a warrant to purchase 900,000 shares of Sipex common stock exercisable for a two-year period beginning on the one-year anniversary of the date of issuance. The exercise price for the warrant is equal to 110% of the average closing price for the 5 days preceding the closing or $2.9458. The note is secured by a Deed of Trust on land and building at Milpitas, California.

Sipex President and Chief Executive Officer, Walid Maghribi commented, "We are very pleased by the confidence placed on our operations and strategic initiatives. This will give us the elbow room to do that we believe is necessary to continue our restructuring, invest in engineering and grow our business. We intend to take additional actions to complete our restructuring initiatives."

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Sipex will file a registration statement within nine months after the closing date covering the Common Stock issuable upon conversion of the note and exercise of the warrant.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains express or implied forward-looking statements, including, but not limited to statements regarding the Company's ability to manage its business strategically, invest in engineering and grow its business, as well as restructuring plans and its ability to file and have effective a registration statement with the Securities and Exchange Commission. These statements are neither promises nor

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guarantees, but are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date they are made. The Company disclaims any obligation to update these statements. Investors are further cautioned that any statements by persons outside the Company speculating on the progress of the Company should be assessed accordingly by investors.

Sipex Corporation is a semiconductor company that designs, manufactures and markets, high performance, value-added analog integrated circuits that are used primarily by original equipment manufacturers (OEMs) operating in the markets of computing, communications, and networking infrastructure. Sipex serves the broad analog signal processing market with interface circuits, analog display drivers, power management and optical storage ICs. Applications for the Company's products include personal computers and peripherals, battery powered hand-held devices such as PDAs and cellular telephones, networking, process controls and satellites.

For further information, contact Frank R. DiPietro, Executive Vice President & CFO at SIPEX Corporation, 233 South Hillview Drive, Milpitas, CA 95035, Telephone (408-934-7566).